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                                                                    Exhibit 10.3

                                  FORM OF THE

                         SPRING HILL SAVINGS BANK, FSB
                      EMPLOYEE SEVERANCE COMPENSATION PLAN


                                  PLAN PURPOSE

     The purpose of this Spring Hill Savings Bank, FSB Employee Severance Compensation Plan is to assure the services of Employees of the Savings Bank in the event of a Change in Control. The benefits contemplated by the Plan recognize the value to the Savings Bank of the services and contributions of the Employees of the Savings Bank and the effect upon the Savings Bank resulting from the uncertainties of continued employment, reduced employee benefits, management changes and relocations that may arise in the event of a Change in Control. The Board of Directors believes that the Plan will also aid the Savings Bank in attracting and retaining the highly qualified individuals who are essential to its success and that the Plan's assurance of fair treatment of the Savings Bank's Employees will reduce the distractions and other adverse effects on Employees' performance in the event of a Change in Control.

                                   ARTICLE I
                             ESTABLISHMENT OF PLAN

     1.1   Establishment of Plan
           ---------------------

     As of the Effective Date of the Plan as defined herein, the Savings Bank hereby establishes an employee severance compensation plan to be known as the "Spring Hill Savings Bank, FSB Employee Severance Compensation Plan." The purposes of the Plan are as set forth above.

     1.2   Application of Plan
           -------------------

     The benefits provided by this Plan shall be available to all Employees of the Savings Bank, who, at or after the Effective Date, meet the eligibility requirements of Article III, except for those officers of the Savings Bank who have entered into, or who enter into in the future, and continue to be subject to, an employment or change in control agreement with the Employer.

     1.3   Contractual Right to Benefits
           -----------------------------

     This plan establishes and vests in each Participant a contractual right to the benefits to which each Participant is entitled hereunder in the event of a Change in Control, enforceable by the Participant against the Employer, the Savings Bank, or both. The Plan does not provide, and should not be construed as providing, benefits of any kind to any Employee, except in the event of a Change in Control and, in the event of a Change in Control, only upon the involuntary or voluntary termination of an Employee in the manner contemplated herein.
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                                   ARTICLE II
                          DEFINITIONS AND CONSTRUCTION

     2.1   Definitions
           -----------

     Whenever used in the Plan, the following terms shall have the meanings set forth below.

     "Annual Compensation" of a Participant means and includes all wages, salary, bonus, and cash compensation, if any, paid (including accrued amounts) by an Employer as consideration for the Participant's service during the twelve
(12) month period ending on the last day of the month preceding the date of a Participant's termination pursuant to Section 4.2, which is or would be includable in the gross income of the Participant receiving the same for federal income tax purposes.

     "Board" means the Board of Directors of the Savings Bank.

     "Change in Control" shall mean an event deemed to occur if and when (a) there occurs a change in control of the Savings Bank or the Company within the meaning of the Home Owners Loan Act of 1933 and 12 C.F.R. Part 574, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or the Savings Bank representing twenty-five percent (25%) or more of the combined voting power of the Company's or the Savings Bank's then outstanding securities, (c) the membership of the board of directors of the Company or the Savings Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period, or
(d) shareholders of the Company or the Savings Bank approve a merger, consolidation, sale or disposition of all or substantially all of the Company's or the Savings Bank's assets, or a plan of partial or complete liquidation. If any of the events enumerated in clauses (a) - (d) occur, the Board shall determine the effective date of the change in control resulting therefrom, for purposes of the Plan.

     "Company" means SHS Bancorp, Inc., a Pennsylvania corporation, the holding company of the Savings Bank.

     "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an employee to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Board that it is either not possible to determine if or when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said employees lifetime.

     "Effective Date" means the date the Plan is approved by the Board of Directors of the Savings Bank, or such other date as the Board shall designate in its resolution approving the Plan.

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     "Employee" means any employee of the Savings Bank or another Employer who has completed at least one year of service with the Savings Bank; provided, however, that any Employee who is covered or hereinafter becomes covered by an employment agreement or change in control agreement with an Employer shall not be considered to be an Employee for purposes of this Plan.

     "Employer" means (i) the Savings Bank or (ii) a subsidiary of the Savings Bank or a parent company of the Savings Bank which has adopted the plan pursuant to Article VI hereof.

     "Expiration Date" means a date ten (10) years from the Effective Date unless earlier terminated pursuant to Section 8.2 or extended pursuant to
Section 8.1.

     "Just Cause" shall means termination because of Participant's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or other similar offenses) or any final cease-and desist order.

     "Payment" means the payment of severance compensation as provided in
Article IV hereof.

     "Participant" means an Employee who meets the eligibility requirements of
Article III.

     "Plan" means this Spring Hill Savings Bank, FSB Employee Severance Compensation Plan.

     "Savings Bank" means Spring Hill Savings Bank, FSB or any successor as provided for in Article VII hereof.

     2.2   Applicable Law
           --------------

     The laws of the Commonwealth of Pennsylvania shall be controlling law in all matters relating to the Plan to the extent not preempted by Federal law.


     2.3   Severability
           ------------

     If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

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                                  ARTICLE III
                                  ELIGIBILITY


     3.1   Participation
           -------------

     The term "Participant" shall include all Employees of an Employer who have completed at least one (1) year of service with the Employer at the time of any termination pursuant to Section 4.2 herein. Notwithstanding the foregoing, persons who have entered into and continue to be covered by an individual employment contract or change in control agreement with an Employer shall not be entitled to participate in this Plan.

     3.2   Duration of Participation
           -------------------------

     A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an Employee of an Employer, unless such Participant is entitled to a Payment as provided in the Plan. A Participant entitled to receipt of a Payment shall remain a Participant in this Plan until the full amount of such Payment has been paid to the Participant.

                                   ARTICLE IV
                                    PAYMENTS

     4.1   Right to Payment
           ----------------

     A Participant shall be entitled to receive from his or her Employer a Payment in the amount provided in Section 4.3 if a Change in Control occurs and if, within one (1) year thereafter, the Participant's employment by an Employer shall terminate for any reason specified in Section 4.2. A Participant shall not be entitled to a Payment if termination occurs by reason of death, voluntary retirement, voluntary termination other than for the reasons specified in
Section 4.2, Disability or for Just Cause.

     4.2   Reasons for Termination
           -----------------------

     Following a Change in Control, a Participant shall be entitled to a Payment in accordance with Section 4.3 if employment by an Employer is terminated, voluntary or involuntary, for any one or more of the following reasons:

          (a) The Employer reduces the Participant's base salary or rate of compensation as in effect immediately prior to the Change in Control, or as the same may have been increased thereafter.

          (b) The Employer materially changes Participant's function, duties or responsibilities which would cause the Participant's position to be one of lesser responsibility, importance or scope with the Employer than immediately prior to the Change in Control.

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          (c) The Employer requires the Participant to change the location of the Participant's job or office, so that such Participant will be based at a location more than thirty-five (35) miles from the location of the Participant's job or office immediately prior to the Change in Control provided that such new location is not closer to Participant's home.

          (d) The Employer materially reduces the benefits and perquisites available to the Participant immediately prior to the Change in Control; provided, however, that a material reduction in benefits and perquisites generally provided to all Employees of the Savings Bank on a nondiscriminatory basis shall not trigger a Payment pursuant to this Plan.

          (e) A successor to the Employer fails or refuses to assume the Employer's obligations under this Plan, as required by Article VII.

           (f) The Employer, or any successor to the Employer, breaches any other provisions of this Plan.

           (g) The Employer terminates the employment of a Participant at or after a Change in Control other than for Just Cause.

     4.3   Amount of Payment
           -----------------


          (a) Each Participant (other than a Participant entitled to a benefit under any other provision of the Plan) with at least three (3) years of service with the Employer entitled to a Payment under this Plan shall receive from the Employer a lump sum cash payment equal to one twenty-sixth (1/26) of Annual Compensation for each year of service up to a maximum of 100% of Annual Compensation.

          (b) Each Participant (other than a Participant entitled to a benefit under any other provision of this Plan) with less than three (3) years of service shall receive from the Employer a lump sum cash payment equal to one twenty-sixth (1/26) of Annual Compensation.

          (c) The Participant shall not be required to mitigate damages on the amount of the Payment by seeking other employment or otherwise, nor shall the amount of such Payment be reduced by any compensation earned by the Participant as a result of employment after termination of employment hereunder.


     4.4   Time of Payment
           ---------------

     The Payment to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in cash and in full, not later than thirty (30) business days after the termination of the Participant's employment. If any Participant should die after termination of the employment but before all amounts have been paid, such unpaid amounts shall

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be paid to the Participant's named beneficiary, if living, otherwise to the personal representative of behalf of or for the benefit of the Participant's estate.

     4.5   Suspension of Payment
           ---------------------

     Notwithstanding the foregoing, no payments or portions thereof shall be made under this Plan, if such payment or portion would result in the Savings Bank failing to meet its minimum regulatory capital requirements as required by 12 C.F.R. (S)567.2. Any payments or portions thereof not paid shall be suspended until such time as their payment would not result in a failure to meet the Savings Bank's minimum regulatory capital requirements. Any portion of benefit payments which have not been suspended will be paid on an equitable basis, pro rata based upon amounts due each Participant, among all eligible Participants.

                                   ARTICLE V
                     OTHER RIGHTS AND BENEFITS NOT AFFECTED

     5.1   Other Benefits
           --------------

     Neither the provisions of this Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant's rights as an Employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock ownership or any employment agreement or other plan or arrangement.

     5.2   Employment Status
           -----------------

     This Plan does not constitute a contract of employment or impose on the Participant's Employer any obligation to retain the Participant, to maintain the status of the Participant's employment, or to change the Employer's policies regarding termination of employment.

                                   ARTICLE VI
                            PARTICIPATING EMPLOYERS

     6.1 Upon approval by the Board of Directors of the Savings Bank, this Plan may be adopted by any subsidiary of the Savings Bank or by the Company. Upon such adoption, the subsidiary or the Company shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that subsidiary or the Company. The term "subsidiary" means any corporation in which the Savings Bank, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock.

                                  ARTICLE VII
                         SUCCESSOR TO THE SAVINGS BANK

     7.1 The Savings Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business

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or assets of the Savings Bank, expressly and unconditionally to assume and agree to perform the Savings Bank's obligations under this plan, in the same manner and to the same extent that the Savings Bank would be required to perform if no such succession or assignment had taken place.

                                  ARTICLE VIII
                      DURATION, AMENDMENT AND TERMINATION

     8.1   Duration
           --------

     If a Change in Control has not occurred, this Plan shall expire as of the Expiration Date, unless sooner terminated as provided in Section 8.2, or unless extended for an additional period or periods by resolution adopted by the Board of Directors of the Savings Bank.

     Notwithstanding the foregoing, if a Change in Control occurs this Plan shall continue in full force and effect, and shall not terminate or expire until such date as all Participants who become entitled to Payments hereunder shall have received such Payments in full.

     8.2   Amendment and Termination
           -------------------------

     The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Savings Bank, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

     8.3   Form of Amendment
           -----------------

     The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Savings Bank, certifying that the amendment or termination has been approved by the Board of Directors. A proper termination of the Plan automatically shall effect a termination of all Participants' rights and benefits hereunder.

     8.4   No Attachment
           -------------

     (a) Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect such action shall be null, void, and of no effect.

     (b) This Plan shall be binding upon, and inure to the benefit of, each Employee, the Employer and their respective successors and assigns.

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                                 ARTICLE IX
                            LEGAL FEES AND EXPENSES

     9.1 All reasonable legal fees and other expenses paid or incurred by a party hereto pursuant to any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the prevailing party in any legal judgment, arbitration or settlement.

                                   ARTICLE X
                              REQUIRED PROVISIONS

     10.1 The Savings Bank may terminate the Employee's employment at any time, but any termination by the Savings Bank, other than Termination for Cause, shall not prejudice Employee's right to compensation or other benefits under this Agreement if the Employee is otherwise entitled to a benefit. Employee shall not have the right to receive compensation or other benefits for any period after termination for Just Cause as defined in Section 2.1 hereinabove.

     10.2 If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Savings Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
(S)1818(e)(3) or (g)(1), the Savings Bank's obligations under this Plan to such Employee shall be suspended as of the date of service, unless stated by appropriate proceedings. If the charges in the notice are dismissed, the Savings Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligation which were suspended.

     10.3 If the Employee is removed and/or permanently prohibited from participating in the conduct of the Savings Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.
(S)1818(e)(4) or (g)(1), all obligations of the Savings Bank under this Plan to the Employee shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     10.4 If the Savings Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. (S)1818(x)(1), all obligations of the Savings Bank under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     10.5 All obligations of the Savings Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Director of the OTS (or his designee) or (ii) the Federal Deposit Insurance Corporation ("FDIC") at the time FDIC enters into an agreement to provide assistance to or on behalf of the Savings Bank under the authority contained in Section 13(c) of the Federal Deposits Insurance Act, 12 U.S.C. (S)1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems

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related to the operations of the Savings Bank or when the Savings Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     10.6 Any payments made to an Employee pursuant to this Plan or otherwise shall be conditioned upon compliance under 12 U.S.C. (S)1828(k) and any regulations promulgated thereunder.

     Having been adopted by its Board of Directors on ___________, 1997, this Plan is executed by duly authorized officer of the Savings Bank this ______ day of __________________, 1997.


Attest


______________________________                _________________________________
Secretary

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